VITROTECH CORPORATION ANNOUNCES
                               MANAGEMENT CHANGES
                     -- Departing CEO Provides Financing --

SANTA ANA, California, September 27, 2004 -- VitroTech Corporation (OTC Bulletin
Board: VROT - News) today announced the adoption of various management changes approved at the September 22 board meeting.

Effective September 22, 2004, by mutual agreement, Jess Rae Booth has stepped down as Chairman, Chief Executive Officer and as a director and officer of VitroTech and its subsidiaries.

Also effective September 22, 2004, Alex Kabatoff was appointed President of VitroTech and its VitroCo subsidiary and John Sutherland was appointed Chairman of the Corporation.

A search for a replacement CEO is expected to be commenced immediately. Pending the hiring of a replacement CEO, Glenn Easterbrook has been appointed interim CEO and a Director of VitroTech.

VitroTech also announced that Mr. Booth, in advance of his departure as CEO, provided funding to VitroTech in the form of the direct payment of certain obligations of the company. The funding provided by Mr. Booth from borrowings against personal assets totaled $405,370 less borrowing costs. Terms of repayment of the funds provided by Mr. Booth have not yet been fixed.

Mr. Kabatoff has served as Chief Operating Officer of VitroTech since April 2004 and served as a consultant to VitroTech's predecessor from September 2003 to February 2004. Mr. Kabatoff has broad operational management experience in the petrochemical industry, including serving for many years in a variety of management positions with Nova Corporation, a global commodity chemicals company listed on the New York Stock Exchange and involved in the production of ethylene, polyethylene, styrene monomer and styrenic polymers used to manufacture a wide range of consumer and industrial goods.

Mr. Sutherland has served as a Director of VitroTech since April 2004. Since 1985, Mr. Sutherland has been Senior Partner of J.P. Sutherland and Associates, a business consulting firm located in Calgary, Alberta, Canada serving the chemical and energy sectors with a focus on strategic planning, project and venture analysis, market assessments and organization studies. From 1974 to 1985, Mr. Sutherland served in various executive capacities with the predecessor of Nova Chemicals, including service as Executive Vice President, a director and Vice Chairman. Mr. Sutherland holds a bachelors degree and Ph.D. in Chemical Engineering.

Mr. Easterbrook has served as Manager of Hi-Tech Environmental Products, LLC, the predecessor of VitroTech, since 2004. Previously, Mr. Easterbrook served as Vice President - Corporate Affairs and Strategic Planning of Hi-Tech from 1997 to 2004. From 1982 to 1996, Mr. Easterbrook served as President and CEO of Systems Controls, Inc., a manufacturer and distributor of electronic components.

Mr. Easterbrook stated, "the management changes today are intended to better position VitroTech to grow its operations and attract needed capital. We are extremely grateful for the tremendous contributions of Jess Booth without who's vision and leadership we could not have developed our portfolio of products and market opportunities at hand. We are further gratified by his show of confidence in VitroTech's future evidenced by his provision of financing from his personal resources. We are also excited about the strengths that Mr. Kabatoff brings to our operations, his knowledge of our industry and his commitment to cost containment. Likewise, Mr. Sutherland's commitment to serve as our Chairman brings us strong and broad industry knowledge that we believe will enhance our operations and prospects going forward."

About VitroTech Corporation

VitroTech Corporation is a materials technology and research company, headquartered in Santa Ana, California, with rights to purchase, process and sell approximately 35 billion pounds of rare amorphous aluminosilicate deposits which are used to produce its primary products, Vitrolite(R) and Vitrocote(R). These products enhance both the physical qualities and production of plastics, paint/coatings, and a variety of other market segments (www.vitrotechcorp.com).

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Forward-Looking Statements

This news release contains forward-looking statements, which are based on current operations, plans and expectations. Such statements include, but are not limited to, the company's ability to secure financing, including financing to fund a CEO search. Actual results may differ materially from these statements due to risks and uncertainties beyond the company's control.

For further information regarding risks and uncertainties associated with VitroTech's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Future Results" sections of VitroTech's SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB.

All information in this release is as of September 23, 2004. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For further information please contact: Walt Carlson of VitroTech Corporation, +1-714-708-4700